CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is between China Printing, Inc. (“CHPI”), and James Price having a place of business as set forth below (“Contributor”). This Agreement is effective as of August 5, 2005 (the “Effective Date”).

Whereas CHPI and Contributor desire to create a consulting relationship in connection with certain services to be provided by Contributor to CHPI, as described below, the parties agree as follows:

1.  Work and Compensation. Contributor agrees to perform the work set forth in Exhibit A (“Statement of Work”) and to provide any work product resulting therefrom to CHPI. Contributor will be paid compensation in the amount and at the times set forth in Exhibit B, subject to timely submission of any deliverables in accordance with the schedule in the applicable Statement of Work. Unless other terms are set forth in Exhibit B, CHPI will pay Contributor for services immediately upon receipt of Contributor’s detailed invoice. Contributor will provide CHPI with reasonable documentation and work description in connection with Contributor’s invoices, as requested by CHPI.

2.  Term.

2.1  Completion of Services.  This Agreement will become effective on the Effective Date and will continue in effect until completion of the Statement of Work as set forth in Exhibit A or any subsequent Statements of Work as set forth in Section 2.2, unless terminated earlier as set forth in Section 7.1.

2.2  Subsequent Statements of Work. Contributor and CHPI may from time to time execute subsequent Statements of Work in the form of Exhibit D, each of which will be deemed to be part of this Agreement upon the earlier of (a) the date of mutual execution of the subsequent Statement of Work or (b) the date when Contributor commences any work described on a subsequent Statement of Work that has been duly executed by CHPI. To the extent any terms set forth on any subsequent Statement of Work conflict with the terms of this Agreement, the terms on the Statement of Work will prevail, but only with respect to the subject work described therein.

3.  Responsibilities. Contributor will perform and promptly complete the Statement of Work set forth in Exhibit A in a professional and timely manner consistent with industry standards at a location, place and time that Contributor deems appropriate. Contributor, in its sole discretion, will determine the manner, method, details and means of performing work under a Statement of Work. Except as otherwise indicated on Exhibit B attached hereto, Contributor will provide its own equipment, tools, and other materials at its own expense in performing work under the Statement of Work.

3.1  Acceptance or Rejection of Work. Upon Contributor’s submission of the work product, CHPI will, in its sole discretion, accept or reject all or part of the work product or return it to Contributor with suggested changes. Contributor acknowledges that if the unaccepted portion of the work product contains any Confidential Information or CHPI Materials, then CHPI will retain sole and exclusive ownership of such property, and Contributor will either return the unaccepted work product to CHPI or provide CHPI with satisfactory evidence that the unaccepted work product has been destroyed.

3.2  Modification of Work Product. If CHPI requires a change to the work product, it will notify Contributor of the requested change and the due date for resubmitting the revised work product. CHPI may accept or reject all or part of the corrected work product at its sole discretion. CHPI will have no obligation to return any accepted work product to Contributor. CHPI has the right to edit or adapt any work product in any manner, including, without limitation, with respect to its form, medium, format, delivery mechanism or content as CHPI deems appropriate. Contributor agrees to provide CHPI with the information and know-how necessary for CHPI to edit or adapt the work product, at no additional cost to CHPI, and will cooperate with CHPI in any such editing or adaptation. If the work product is an article or other written piece, Contributor agrees to provide to CHPI with the work product, a written bibliography and list of sources contacted in the process of researching and preparing such work product and include captions and pull quotes where appropriate.

4.  Ownership of Property.

4.1  Works Assigned to CHPI. Contributor will promptly make full disclosure to CHPI, will provide and deliver to CHPI, will hold in trust for the sole right and benefit of CHPI, and will assign, and does hereby assign, to CHPI all Contributor’s right, title and interest in and to any and all inventions, original works of authorship, developments, designs, improvements, trade secrets and other work product related to any Statements of Work, including tangible embodiments thereof, which Contributor may solely or jointly conceive, develop, make or reduce to practice, at any time during the term of this Agreement, together with all patent, copyright, trademark and other rights, including tangible embodiments thereof, that Contributor has or may acquire in all countries arising in performance of any Statement of Work (collectively, the “Works”).

4.2  Intellectual Property Rights Registration. Contributor agrees to assist CHPI in every lawful way to obtain, prepare and prosecute applications for letters patent, trademark, mask work and copyright registrations covering the Works assigned hereunder to CHPI, in order to perfect CHPI’s title to the Works, and to protect and enforce CHPI’s rights in the Works in the U.S. or foreign countries, including promptly executing additional separate assignment(s) for any of the Works, whenever requested by CHPI. Such obligations will continue beyond the completion of the Statement of Work and beyond the termination of this Agreement, but CHPI will compensate Contributor at a reasonable rate for time actually spent by Contributor at CHPI’s request on such assistance after such termination. If CHPI is unable for any reason to secure Contributor’s signature to apply for or to pursue any application for any U.S. or foreign letters patent, trademark, mask work or copyright registrations covering Work assigned to CHPI, then Contributor hereby irrevocably designates and appoints CHPI and its duly authorized officers and agents as Contributor’s agent and attorney-in-fact, to act for and in Contributor’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademark, copyright or mask work registrations with the same legal force and effect as if executed by Contributor.

CHPI Consulting Agreement

4.3  Other Rights. If Contributor has any rights to any Works that cannot be assigned to CHPI, Contributor unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against CHPI with respect to such rights, and agrees, at CHPI’s request and expense, to consent to and join in any action to enforce such rights. If Contributor has any right to any Works that cannot be assigned to CHPI or waived by Contributor, Contributor unconditionally grants to CHPI during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights and tangible embodiments thereof.

4.4  Exceptions to Assignments. Contributor understands that the provisions of this Agreement requiring assignment to CHPI do not apply to any invention as to which Contributor can prove the following: (a) no equipment, supplies, facility or trade secret of CHPI was used in its development and (b) it does not relate to the Statement of Work or to CHPI’s actual or demonstrably anticipated research and development, and does not result from any work performed by Contributor for CHPI. Contributor will advise CHPI promptly in writing of the existence and general nature of (but not any confidential subject matter of) any inventions that Contributor believes meet the criteria in this Section 4.4, and if so requested, the subject matter of the invention and all evidence necessary to substantiate such belief.

5.  Representations and Warranties. Contributor hereby represents and warrants with respect to each Work that (a) the Work is an original work of Contributor or that Contributor has obtained all rights necessary to use it in performance under this Agreement; (b) to the best of Contributor’s knowledge, neither the Work nor any element thereof will infringe any applicable intellectual property rights (including, without limitation, copyrights, trademarks, trade secrets, moral rights, contract and licensing rights) of any third party; (c) Contributor has full right and power to enter into and perform the Statement of Work under this Agreement without the consent of any third party; (d) by assignment of the Work (or pursuant to Section 4), CHPI obtains all rights necessary to use and exploit the Work for use on or in connection with CHPI’s products and services or promotion or marketing of such products or services; (e) except as disclosed by Contributor to CHPI, the Work has not been previously published, broadcast or otherwise distributed elsewhere in whole or in part by the Contributor; (f) the Work does not violate any right of privacy or publicity of any person, whether contractual, statutory, common law or otherwise; and (g) the Work does not contain any libel or slander of any person, thing, or enterprise. If Contributor uses third parties to create any products or to perform any services related to the Work, then Contributor represents and warrants that Contributor has (I) obtained all of the necessary rights to the Work from all such third parties to the same extent as warranted above and (II) caused such third parties to enter into confidentiality agreements that contain the same language as contained in this Agreement with respect to protecting CHPI’s Confidential Information.

6.  Indemnification. Contributor will indemnify and hold harmless CHPI, its parents, stockholders, officers, directors, employees, sub-licensees, customers and agents (collectively the “Indemnified Parties”) from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) that result from a breach of any representation or warranty of Contributor (a “Claim”) set forth in Section 5 of this Agreement, except to the extent that such Claim is directly and entirely attributable to material that CHPI provided to the Contributor for performance of a Statement of Work.

7.	Termination.

7.1  Termination. This Agreement may be terminated by CHPI with or without cause, effective upon delivery of written notice. Contributor may terminate this Agreement for any reason on seven (7) days’ written notice to CHPI or such longer period as may be specified in the attached exhibits. In the event that Contributor gives notice of termination during the performance of the Statement of Work, the terms of the Agreement will govern completion, acceptance and payment by CHPI for any work product.

7.2  Return of Materials. Following any notice of termination of this Agreement given pursuant to Section 7.1 or upon expiration of the term of this Agreement, Contributor will fully cooperate with CHPI in all matters relating to the winding up of Contributor’s pending work on behalf of CHPI and the orderly transfer of any work or documents to CHPI. Contributor agrees that, at the time of terminating Contributor’s engagement with CHPI and at any other time CHPI requests, Contributor will deliver to CHPI any and all devices, materials, software, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, equipment, other documents or property, or reproductions of any aforementioned items (in whole or in part) belonging to CHPI, its successors, or assigns, or embodying CHPI’s Confidential Information or work product developed under this Agreement (collectively “CHPI Materials”). Contributor may not retain any CHPI Materials without the written authorization of an authorized CHPI officer.

CHPI Consulting Agreement

7.3  CHPI Materials. Contributor agrees it will not use CHPI Materials for any purpose other than in performance of the Statement of Work. Upon termination, Contributor agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit C. Contributor will not, during or after Contributor’s engagement with CHPI, deliver or transfer to any person, or use, without written authorization by an authorized CHPI officer any CHPI Materials or other property owned by CHPI.

8.  Confidential Information.

8.1  CHPI Confidential Information. The term “Confidential Information” will be deemed to include all information obtained by Contributor from CHPI or disclosed to Contributor by CHPI, or which Contributor learned of or developed during the term of and in connection with Contributor’s engagement, which relates to CHPI’s past, present, and future research, product development or business activities or the results of such activities. In particular, Confidential Information will be deemed to include any trade secret, idea, process, invention, improvement, know-how, information, characters, story lines, prices, technique, algorithm, computer program (source and object codes), database, design, drawing, formula or test data, relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to CHPI, its present or future products, sales, suppliers, clients, customers, employees, consultants, investors, licensees, licensors or business, whether in oral, written, graphic or electronic form, as well as any other information that CHPI labels or deems Confidential Information. Confidential Information will not include information that Contributor can demonstrate by written record was previously known to Contributor or publicly disclosed without breach of an obligation of confidentiality, either prior or subsequent to Contributor’s receipt of such information.

8.2  Promise Not to Disclose. Contributor agrees, at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use or disclose to any person, firm or corporation without written authorization of an authorized officer of CHPI, any Confidential Information, except such use and disclosure as is necessary in carrying out Contributor’s work for CHPI and authorized in writing by CHPI. Contributor does not hereby receive any implied or granted rights or licenses to trademarks, inventions, copyrights or patents of CHPI or any third parties. All Confidential Information (including all copies thereof) will at all times remain the property of CHPI and will be returned to CHPI after the Contributor’s need for it has expired, or upon request by CHPI.

8.3  Former and Current Client Information. Contributor agrees that Contributor will not, during Contributor’s engagement with CHPI, improperly use or disclose any proprietary information or trade secrets of third parties, such as Contributor’s other employers, clients or companies through which Contributor has access to such information, if any. Contributor will not bring onto the premises of CHPI or use in the performance of the Statement of Work, any unpublished documents or any property belonging to third parties, such as Contributor’s former employers, clients or customers, if any, unless consented to in writing by such party and such consents are submitted to CHPI.

8.4  Third Party Information. Contributor recognizes that CHPI may have received and in the future may receive from third parties their confidential or proprietary information subject to certain duties on CHPI’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contributor agrees that Contributor owes CHPI and such third parties, during the term of Contributor’s engagement and thereafter, whatever duty exists between CHPI and such third parties to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out Contributor’s work for CHPI consistent with CHPI’s agreement with such third party) or to use it for the benefit of anyone other than for CHPI or such third party (consistent with CHPI’s agreement with such third party) without written authorization of an authorized officer of CHPI.

9.  Assignment. The rights and obligations of Contributor may be assigned upon written notice to CHPI thereof, provided that, in CHPI’s sole discretion and judgment, such an assignee is acceptable to CHPI. The rights and obligations of CHPI under this Agreement will inure to the benefit of and will be binding upon the successors and assignees of CHPI.

10.  Conflicting Work. Contributor agrees that, during the term of this Agreement, Contributor will not engage in any other work, consulting, or other business activity that would create a conflict of interest with Contributor’s obligations to CHPI under this Agreement with CHPI.

11.  Independent Contractor Relationship. Contributor’s relationship with CHPI will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Contributor is not the agent of CHPI and is not authorized to make any representation, contract, or commitment on behalf of CHPI. If Contributor is an individual, then he or she will not be entitled to any of the benefits which CHPI may make available to its employees, including, but not limited to, group insurance, stock option plans, profit-sharing or retirement benefits. If applicable, CHPI will regularly report amounts paid to Contributor by filing Form 1099-MISC with the Internal Revenue Service, as required by law. Because Contributor is an independent contractor, CHPI will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Contributor’s behalf. Contributor will be solely responsible for, and agrees to accept exclusive liability for, complying with all applicable foreign, federal and state laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Contributor or its agents under this Agreement. Contributor hereby agrees to indemnify and hold harmless the Indemnified Parties against any and all such taxes or contributions, including penalties and interest.

CHPI Consulting Agreement

12.  Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents. In the event of a dispute, the parties agree to mediate in good faith before a neutral third party agreeable to both parties prior to instituting any legal action other than injunctive relief, such mediation to take place in the County of San Francisco, California. Contributor hereby expressly consents to the exclusive personal and subject-matter jurisdiction of the state and federal courts located in the County of San Francisco, California, for any dispute arising from or related to this Agreement.

13.  Survival. Any respective obligations of Contributor or CHPI hereunder which by their nature would continue beyond the termination, cancellation or expiration of this Agreement will survive such termination, cancellation or expiration, including but not limited to the obligations set forth in the following provisions: Section 4, Section 5, Section 6, Section 7, Section 8, Section 11, Section 12, Section 13, Section 14, Section 16 and Section 18.

14.  Entire Agreement; Amendment. This Agreement together with any subsequent Statements of Work hereunder constitutes the entire agreement between the parties regarding the services rendered by Contributor to CHPI, and this Agreement supersedes all prior or contemporaneous agreements, commitments, representations, writings, and discussions between CHPI and Contributor, whether oral or written. This Agreement may be amended only by a writing executed by Contributor and an authorized officer of CHPI. Contributor expressly acknowledges that Contributor has read the terms of this Agreement, has had the opportunity to discuss those terms with his or her own legal counsel, and understands that this is a legally binding contract.

15.  Notices. Any notice, request, demand or other communication hereunder will be in writing and will be deemed to be duly given (a) upon actual receipt when personally delivered to an officer of CHPI or to Contributor, as the case may be, (b) three days after deposit in the U.S. Mail by certified or registered mail, return receipt requested with postage prepaid, or (c) upon actual receipt or two days after being sent by reputable international overnight courier, delivery fees prepaid; in each case addressed to the addresses set forth on the signature page of this Agreement or to such other address as either party may specify by notice to the other as provided in this section.

16.  Interpretation; Severability. Section and other headings contained in this Agreement are for reference only and will not affect the meaning or interpretation of this Agreement. If any provision of this Agreement is considered unclear or ambiguous, it will not be construed against the party that drafted the provision, but instead will be construed to effectuate the intent of both parties as expressed in this Agreement.  Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction invalidate or otherwise affect any provision of this Agreement, any provision so affected will be conformed automatically and to the extent possible to the law or determination in question and enforced insofar as possible consistent with the intent of the parties, and in all events the remaining provisions of this Agreement will continue in full force and effect.

17.  Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original.

18.  Attorneys’ Fees.  If an action is brought to interpret or enforce the terms of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party, in addition to all other remedies at law and equity, all costs and expenses incurred by the prevailing party with respect to such action, including but not limited to attorneys’ fees, costs and disbursements.

CHPI Consulting Agreement

In Witness Whereof, the parties hereto have caused this Consulting Agreement to be duly executed as of the first date written above.

China Printing, Inc.:	Contributor:

Signature	Signature

Name (please print)	Name (please print)

Title	Title

Date	Date

Address for Notices:	Address for Notices:
China Printing, Inc.
30 West Gude Drive, Suite 470
Rockville, MD 20850
Phone: (301) 728-8744
Attention: President & CEO

Attachments:
Exhibit A—Statement of Work and Project Schedule
Exhibit B—Payment Schedule
Exhibit C—Contributor Termination Certification
Exhibit D—Form of Subsequent Statement of Work

Signature Page to
CHPI Consulting Agreement

CHPI Consulting Agreement

EXHIBIT A

STATEMENT OF WORK and PROJECT SCHEDULE

1.	Title of Project: Comprehensive Marketing and Customer Acquisition Audit

2.
Scope of Work: For the purpose of this Statement of Work, “Project” means that within Ninety (90) days, Contributor will be responsible for creating and performing the following deliverables and services pursuant to the schedules and conditions herein described.

a.	Analysis of current customers and market opportunities for CHPI.

b.	Independent development of 10 potential new lines of business or extensions of existing lines for CHPI.

c.	In-depth research of 2 potential business lines, including at least 100 pages of compiled research materials

d.	Suggestion of two branding and identity concepts

e.	Analysis of potentially trademarkable items within the scope of the CHPI potential business areas

f.	Personal one-on-one interviews with at least 10 seasoned corporate executives whose advice is solicited and formulated into a report delivered to management of CHPI

g.	Presentation of at least 2 potential significant strategic alliances for CHPI, including arranging meetings with the same.

h.	Telephonic and power point presentation of results to CHPI

a.	Return of all research materials to CHPI

3.         Project Dates:
Project start date: 8/5/05
Project completion date: 10/1/05

5. Deliverables and Due Dates: The nature of the project is such that time is of the essence. CHPI prefers and Contributor agrees to make his best efforts to deliver well before the above and below captioned dates, ideally as soon as possible. Contributor has indicated that he may be able to deliver all milestones within 14 days or less and will make his best efforts to do so. The table below summarizes the deliverables (“Deliverables”) for which Contributor is responsible and the latest possible date by which each Deliverable is due.

Deliverable Due Date	Corresponding Milestone No.	Deliverable No.	Deliverable
8/5	Milestone 1	1	Signing of CHPI’s Consulting Agreement.
8/5	Milestone 1	2	Presentation of Analysis of current customers and market opportunities for CHPI.
8/11	Milestone 1	3	Presentation of Independent development of 10 potential new lines of business or extensions of existing lines for CHPI.
8/21	Milestone 2	4	Presentation of In-depth research of 2 potential business lines.
8/21	Milestone 2	5	Delivery of at least 100 pages of support research materials.
8/30	Milestone 3	6	Suggestion of two branding and identity concepts
8/30	Milestone 4	7	Analysis of potentially trademarkable items within the scope of the CHPI potential business areas
9/15	Milestone 5	8	Personal one-on-one interviews with at least 10 seasoned corporate executives whose advice is solicited and formulated into a report delivered to management of CHPI
9/15	Milestone 5	9	Presentation of at least 2 potential significant strategic alliances for CHPI, including arranging meetings with the same.
10/1	Milestone 6	10	Telephonic and power point presentation of results to CHPI
10/1	Milestone 6	11	Return of all research materials to CHPI

All Deliverables must be completed by Contributor in the time frame specified above in order to maintain the herein mutually agreed upon schedule and budget. Contributor will make all reasonable business efforts to adhere to all scheduled dates regardless of delays.

6. Approvals and Feedback. All Contributor Deliverables associated with the Project will be subject to approval and acceptance by CHPI (“Approvals”). Approvals are based on CHPI’s standards and subject to CHPI’s sole discretion. In the event that CHPI denies an Approval, CHPI will submit to Contributor a detailed written description of why an Approval was withheld and recommend a course of action and required fixes (“Feedback”), all of which Contributor will be responsible for implementing as a prerequisite for receiving Approvals. Deliverables that do not receive Approvals will be modified by Contributor to comply with Feedback and resubmitted to CHPI for Approvals. This process will repeat itself until all Deliverables comply with Feedback. Project shall not be deemed complete until Contributor receives all the scheduled CHPI Approvals.

Exhibit A, page 1

CHPI Consulting Agreement

7. Points of Contact. Each Party will provide a single point of contact that will have the authority to communicate all final decisions, which will be deemed final and official (“Primary Contact”). For the purpose of this SOW, Primary Contacts for each party will be:

Primary Contributor Contact:	Primary CHPI Contact:
Name:	Name: Jeffrey Lieberman
Title:	Title: CEO
Phone:	Phone: ((301) 728-8744
Fax:	Fax:
E-Mail:	E-Mail: jlieberman@worldteq.com

For record-keeping purposes only, the alternate contact person for each party will be:

Alternate Contributor Contact:	Alternate CHPI Contact:
Name:	Name:
Title:	Title:
Phone:	Phone:
Fax:	Fax:
E-Mail:	E-Mail:

Exhibit A, page 2

CHPI Consulting Agreement

COMPENSATION

AMOUNT AND PAYMENT SCHEDULE

Payments will be due and payable upon Contributor reaching the Specific Project Milestones set forth in the table below:

Specific Project Milestones	Associated Deliverable	Target Dates	Payment
Milestone 1	1, 2 and 3	8/11/05	$4,000
Milestone 2	4 and 5	8/21/05	$4,000
Milestone 3	6	8/30/05	$4,000
Milestone 4	7	8/30/05	$4,000
Milestone 5	8 and 9	9/15/05	$4,000
Milestone 6	10 and 11	10/1/05	$4,000

CHPI shall pay the payment for the milestones immediately upon receipt of invoice for the same.

CHPI shall also issue to Contributor options to purchase 50,000 shares of its common stock to be issued under CHPI’s to be adopted 2005 Stock Option Plan at an exercise price of $0.50 per share, expiring twelve months from the date of this agreement. These options will be fully vested and exercisable at the Completion of all 6 Milestones listed above. CHPI may, at it’s option, also credit Contributor for an amount equal to the payment for any given milestone above toward the exercise price of the above stock options in lieu of payment to the Contributor in Cash.

If CHPI terminates the Agreement prior to the completion of the Project, the amount of payment to be paid to Contributor will be determined as follows: Contributor will receive fifty percent (50%) of the total payment for the subsequent milestone towards which Contributor is working on the date of termination. Contributor agrees that he will not terminate the Agreement or cease working on the Project before completing, and CHPI approving the associated Deliverables for, Milestone 5.

Exhibit C, page 1

CHPI Consulting Agreement

EXHIBIT C

CONTRIBUTOR TERMINATION CERTIFICATION

This is to certify that Contributor does not have in its possession or control, nor has it failed to return, any devices, software, materials, records, data, notes, reports, proposals, lists, correspondence, specification, drawings, blueprints, sketches, equipment, other documents or property, or reproductions of any aforementioned items (in whole or in part) belonging to CHPI, its subsidiaries, affiliates, successors or assigns.

Contributor further agrees that it will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, development or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of CHPI or any of its clients, Contributors or licensees.

Contributor hereby irrevocably grants, assigns and transfers to CHPI, all right, title and interest worldwide in and to the Works (as such term is defined in the Independent Contractor Services Agreement entered into between Contributor and CHPI) and tangible embodiments thereof, including without limitation, copyrights, moral rights, contract and licensing rights.

Date:	Contributor

Signature

Print Name

Title

Exhibit C, page 2

CHPI Consulting Agreement

PLEASE NOTE: This is a sample Subsequent Statement of Work.  Should CHPI and Contributor agree to Contributor performing additional work for CHPI that is not covered by the Statement of Work as set forth in Exhibit A to this Agreement, CHPI will prepare a formal Subsequent Statement of Work for Contributor’s review and execution.

EXHIBIT D

SUBSEQUENT STATEMENT OF WORK No.

This Subsequent Statement of Work is incorporated by reference in the Independent Contractor Services Agreement between CHPI and                              (“Contributor”) having an Effective Date of                      (the “Agreement”). It sets forth work tasks, deliverable work product, dates for completion of work and delivery of work product, and payment schedule and terms. This Subsequent Statement of Work is subject to the provisions of the Agreement, including, without limitation, the ownership by CHPI of all rights, title, and interest in intellectual property arising in performance of this Subsequent Statement of Work. Any capitalized terms used but not defined in this Exhibit D, retain the same meaning given them in the Agreement.

Title of Effort:                                  Starting Date:

List of Tasks and Due Date:

Payment Schedule and Terms:

Address where payment should be mailed:

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
Contributor	China Printing, Inc.

(Signature)	(Signature)

(Print Name)	(Print Name)

(Title)	(Title)

(Date)	(Date)

Exhibit D, page 1